UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 20, 2014, Monticello Raceway Management, Inc., a New York Corporation (“MRMI”) and a wholly owned subsidiary of Empire Resorts, Inc. (the “Company”) entered into an amendment to an Option Agreement (“Option Agreement Amendment” ) between MRMI and EPT Concord II, LLC, a Delaware limited liability company (“EPT”), dated as of December 21, 2011, as most recently amended by a letter agreement, dated December 6, 2013 (as amended, the “Option Agreement”). Pursuant to the Option Amendment, MRMI and EPT have agreed to amend the terms of a ground lease underlying the Option Agreement and attached as an exhibit thereto.

Pursuant to the Option Amendment, the term of the ground lease has been amended to expire on the earlier of: (i) the last day of the calendar month that is seventy (70) years after the commencement of the ground lease, and (ii) upon MRMI giving EPT written notice of its election to terminate the ground lease (the “Termination Option”) at least twelve (12) months prior to any one of five Option Dates (as defined below). The Option Dates under the Option Agreement Amendment mean each of the twentieth (20th), thirtieth (30th), fortieth (40th), fiftieth (50th) and sixtieth (60th) anniversary of the commencement of the ground lease. Upon MRMI’s timely notice of exercise of its Termination Option, the ground lease shall be automatically terminated effective as of the applicable Option Date. The remaining terms and conditions of the Option Agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2014

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer